Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-191049) and related Prospectus of Steadfast Apartment REIT, Inc. for the registration of up to $1,100,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 21, 2014, with respect to the consolidated financial statements of Steadfast Apartment REIT, Inc. included in its Annual Report (Form 10-K) for the period from August 22, 2013 (inception) to December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Irvine, California
October 15, 2014